ANNUAL STATEMENT AS TO COMPLIANCE OFFICER'S CERTIFICATE

RE:	UBS Commercial Mortgage Securitization Corp., Commercial Mortgage Pass Through Certificates, Series 2013-C5

Terms capitalized but not defined shall have the meanings assigned in the related Primary Servicing Agreement.

In connection with the above referenced transaction, the undersigned officer, on behalf of Bank of America, N.A., hereby certifies that (i) a review of the activities undertaken during the year ending December 31, 2013 (the "Reporting Period"), and of the performance under the related Primary Servicing Agreement has been made under my supervision, and (ii) to the best-of my knowledge, based on such review, Bank of America, N.A. has fulfilled all of its obligations under the related Primary Servicing Agreement in all material respects throughout the Reporting Period.

Notwithstanding the foregoing, I note that Bank of America, N.A. is no longer a servicer for the referenced transaction, having transferred the servicing rights for such transaction to Key Bank on June 24, 2013 (the "Transfer Date"). The certification above is limited to the activities and performance of Bank ofAmerica, N.A. prior to the Transfer Date.

BANK OF AMERICA, N.A.

By: /s/ Robert H. Cox

Robert H. Cox,
Director